Exhibit 23

Independent Auditors’ Consent

The Board of Directors

Brookline Bancorp, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-80875) of Brookline Bancorp, Inc. and subsidiaries of our report dated February 9, 2004, with respect to the consolidated balance sheet of Brookline Bancorp, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2003 annual report on Form 10-K of Brookline Bancorp, Inc. and subsidiaries.

/s/ KPMG LLP

Boston, Massachusetts
March 8, 2004